Exhibit 99.1
FOR IMMEDIATE RELEASE
NEW SOURCE ENERGY PARTNERS REPORTS THIRD QUARTER 2015 RESULTS

OKLAHOMA CITY, OKLAHOMA, November 9, 2015 - New Source Energy Partners L.P., a Delaware limited partnership (OTC: NSLP) (the “Partnership” or “New Source”), today announced financial and operating results for the quarter ended September 30, 2015.

Third Quarter and Year to Date 2015 Results Summary

•	Total revenue of approximately $20.1 million in the third quarter 2015 and approximately $82.3 million for the nine months ended September 30, 2015

•	Adjusted EBITDA of approximately $1.0 million in the third quarter 2015 and approximately $13.1 million for the nine months ended September 30, 2015

Management Commentary
"The third quarter of 2015 continued to be challenging for the industry and the Partnership," said Kristian Kos, Chairman and CEO. "During the second quarter of 2015, markets indicated that commodity pricing had moved off of the lows seen in the first quarter and that the rig count had stabilized. However, the upward trend was reversed in the third quarter, and we again experienced both commodity pricing pressure and a declining rig count, which have both, adversely affected the Partnership's third quarter results."
"We are in ongoing discussions with our reserve based lending group in regards to the borrowing base deficiency resulting from the October redetermination. We believe these discussions have been constructive and we expect that we will enter into a forbearance agreement in the very near future."

Exploration and Production Operational Results
The following table reflects production, pricing and cost for the Exploration and Production ("E&P") division for the periods presented below.

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30,
				2015	2014
Production volumes:
Oil (Bbls)	9,815	36,083	39,990	83,459	124,296
Natural gas (Mcf)	525,171	531,216	960,434	1,793,145	2,876,478
NGLs (Bbls)	168,286	172,722	227,439	530,697	674,717
Total production volumes (Boe)	265,630	297,341	427,501	913,014	1,278,426
Average daily volumes (Boe)	2,887	3,267	4,647	3,344	4,683

Average price:
Oil (per Bbl)	$57.67	$45.67	$94.97	$46.80	$97.72
Natural gas (per Mcf)	2.24	2.64	3.86	2.47	4.49
NGL (per Bbl)	12.38	13.13	35.40	13.91	38.62
Total, excluding derivatives (per Boe)	14.40	17.89	36.40	17.21	39.99
Cash received (paid) on derivative settlements (per Boe) (1)	9.19	7.15	(0.79)	7.57	(2.93)
Total, including derivatives (per Boe)	$23.59	$25.04	$35.61	$24.78	$37.06

Average production costs (per Boe)	$14.97	$12.81	$11.45	$12.97	$10.88
Average production tax (per Boe)	$0.74	$0.95	$1.56	$0.87	$1.83
__________
(1)    Excludes cash received on settlement of derivative contracts prior to their contractual maturity.

Derivative Position
In the second quarter of 2015, the Partnership monetized certain open derivative contracts for the periods October 2015 through December 2015 and calendar year 2016. On October 2, 2015, all remaining open derivatives for the periods October 2015 through calendar year 2016 were monetized.

Credit Facility
As a result of the semi-annual redetermination on October 9, 2015, the borrowing base was reduced to $24.0 million from $49.0 million due to continued declines in oil, natural gas and NGL prices and the resulting impact on our reserves. The reduced borrowing base results in a borrowing base deficiency of $25.0 million. Our credit facility requires any deficiency to be settled in full within 30 days or in equal installments over a 90-day period. During a deficiency, an additional 2% is applied to the interest rate on the outstanding balance under the credit facility, not to exceed the maximum rate as defined in the credit agreement. Our lenders also have the option to cause the liquidation of collateral in order to satisfy the deficiency.

The Partnership does not currently have sufficient cash resources to repay, or additional collateral to cure, the borrowing base deficiency. If the Partnership is unable to successfully negotiate a forbearance agreement, obtain a waiver of compliance or cure the borrowing base deficiency, an event of default under the credit facility would occur on November 9, 2015. In an event of default, the administrative agent may, and at the request of majority of lenders, declare the outstanding balance under the credit facility immediately due and payable. The Partnership is in discussions with the lenders under the credit facility and expects to enter into a forbearance arrangement by November 9, 2015.

Going Concern
The Partnership’s financial statements have been prepared assuming that it will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. As a result of the substantial drop in oil, natural gas, and NGL prices, and related significant drop in rig count, our revenue, profitability and cash flow have been significantly affected. The Partnership has violated debt covenants on certain of its oilfield service related debt, which results in this debt being classified as current and could require us to have to pay amounts outstanding sooner than anticipated based on the original maturity. In addition to debt violations regarding certain oilfield services related debt, as noted above, the Partnership's borrowing base was reduced from $49.0 million to $24.0 million at the October 2015 redetermination. While we are evaluating strategic alternatives, there can be no assurance that the Partnership will be successful in these efforts or that it will have sufficient funds to cover its operational and financial obligations over the next twelve months, which raises substantial doubt as to its ability to continue as a going concern.

Oilfield Services Results
Adjusted EBITDA for the Oilfield Services ("OFS") division was approximately $1.1 million in the third quarter of 2015 compared to approximately $0.9 million in the second quarter of 2015. Revenue was approximately $16.3 million for the third quarter of 2015 with an average weekly rig count of 533 compared to approximately $18.8 million in the second quarter of 2015 with an average weekly rig count of 557.

"The sequential decline in revenue is a direct reflection of the current downturn we are experiencing in the industry," said Dikran Tourian, President and Chief Operating Officer. "In the second and third quarters, we implemented extensive cost cutting measures, including a significant number of layoffs. However, the approximately 60% decline in rig count since October 2014 and resulting lower demand for oilfield services coupled with increasing pricing pressure for our services have negated much of the positive effects of these measures."

Use of Non-GAAP Financial Measures
New Source presents Adjusted EBITDA, which is a non-GAAP financial measure, in this press release.  New Source defines Adjusted EBITDA as earnings before interest expense, taxes, depreciation, depletion and amortization, accretion expense, impairment, non-cash compensation expense, transaction fees, (gain) loss on derivative contracts net of cash received (paid) on settlement of derivative contracts and other non-recurring gains and losses.

New Source believes that the presentation of this non-GAAP financial measure provides useful information to investors in assessing our results of operations. The tables included in this press release provide reconciliations of this non-GAAP financial measure to its most directly comparable financial measures calculated and presented in accordance with GAAP.  Non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income or any other measure of liquidity or financial performance calculated and presented in accordance with GAAP.  Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP.  Because Adjusted EBITDA may be defined differently by other companies in our industry, New Source’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Maintenance capital expenditures represent the amount of capital expenditures necessary to maintain the revenue generating capabilities of the Partnership's assets at current levels over the long term.  We consider maintenance capital expenditures to be capital expenditures required to replace revenue generating assets (including production and producing reserves from our oil and natural gas operations and vehicles and other equipment from our oilfield services operations) on an individualized basis.

The following tables present a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP.

Reconciliation of Adjusted EBITDA to Net Loss:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(in thousands)
Net loss	$(61,528)	$(2,996)	$(228,556)	$(2,943)
Interest expense	832	1,458	3,929	3,442
Depreciation, depletion and amortization	5,329	17,760	23,675	37,329
Accretion expense	70	77	203	219
Impairment	49,141	—	191,949	—
Non-cash compensation expense	929	1,262	5,251	1,906
Transaction fees	—	392	1,052	3,624
Gain on investment in acquired business	—	—	—	(2,298)
(Gain) loss on derivative contracts, net	(1,794)	(3,768)	(1,951)	760
Cash received (paid) on settlement of derivative contracts (1)	2,442	(338)	10,781	(3,750)
Settlement reserve	1,500	—	1,500	—
Bad debt expense	1,397	—	1,475	—
Write-off of deferred offering costs	1,005	—	1,005	—
Other	1,697	41	2,771	41
Change in fair value of contingent consideration	—	5,404	—	4,493
Adjusted EBITDA	$1,020	$19,292	$13,084	$42,823
Cash paid for interest	$927	$1,140	$3,032	$2,999
Maintenance capital expenditures (2)	$63	$5,104	$1,254	$12,752

(1)
The three-month period ended September 30, 2015 includes $1.1 million related to early settlement of our derivative contracts. The nine-month period ended September 30, 2015 includes $5.0 million related to early settlement of our derivative contracts.

(2)
Amounts reflect capital expenditures during the period presented. Future maintenance capital expenditures will vary depending on various factors, including, but not limited to, maintenance schedules and the timing of capital projects. Estimated maintenance capital expenditures for the three months ended September 30, 2015 relates to the OFS division. Of the estimated maintenance capital expenditures for the nine months ended September 30, 2015, approximately $0.8 million relates to the E&P division and approximately $0.5 million relates to the OFS division.

Reconciliation of Adjusted EBITDA by Segment to Net Loss by Segment:

	Three Months Ended		Nine Months Ended
	September 30, 2015		September 30, 2015
	E&P	OFS	E&P	OFS
	(in thousands)
Net loss	$(55,386)	$(6,142)	$(145,163)	$(83,393)
Interest expense	317	515	2,418	1,511
Depreciation, depletion and amortization	2,916	2,413	11,196	12,479
Accretion expense	70	—	203	—
Impairment	49,141	—	125,165	66,784
Non-cash compensation expense	11	918	726	4,525
Transaction fees	—	—	1,052	—
Gain on derivative contracts, net	(1,794)	—	(1,951)	—
Cash received on settlement of derivative contracts	2,442	—	10,781	—
Settlement reserve	—	1,500	—	1,500
Bad debt expense	1,203	194	1,203	272
Write-off of deferred offering costs	—	1,005	—	1,005
Other	1,031	666	1,663	1,108
Adjusted EBITDA	$(49)	$1,069	$7,293	$5,791

Conference Call
A conference call for investors will be held Monday, November 9, 2015, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss the Partnership’s third quarter 2015 results. Hosting the call will be Kristian B. Kos, Chairman and Chief Executive Officer and Dikran Tourian, President and Chief Operating Officer.

The call can be accessed live over the telephone by dialing (877) 407-4018, or for international callers, (201) 689-8471. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176 or for international callers, (858) 384-5517. The pass code for the replay is 13624342. The replay will be available until November 23, 2015.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Partnership’s website at www.newsource.com in the Investors-Presentations link. A replay of the webcast will also be available for approximately 30 days following the call.

About New Source Energy Partners L.P.
New Source Energy Partners L.P. is an independent energy partnership engaged in the production of its onshore oil and natural gas properties that extends across conventional resource reservoirs in east-central Oklahoma and in oilfield services that specialize in increasing efficiencies and safety in drilling and completion processes. For more information on the Partnership, please visit www.newsource.com.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of federal securities laws. These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. We have based these forward-looking statements on our current expectation and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. We undertake no obligation to update or revise any forward-looking statements except as may be required by applicable law.

New Source Energy Partners L.P. – Investor & Media Contact
Nick Hodapp
Director - Investor Relations
(405) 272-3028
nhodapp@newsource.com

New Source Energy Partners L.P.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

	(in thousands, except per unit amounts)
Revenues:
Oil sales	$566	$3,798	$3,906	$12,146
Natural gas sales	1,175	3,711	4,422	12,928
NGL sales	2,083	8,052	7,382	26,056
Oilfield services	16,281	40,863	66,596	59,539
Total revenues	20,105	56,424	82,306	110,669
Operating costs and expenses:
Oil, natural gas and NGL production	3,976	4,894	11,841	13,913
Production taxes	197	668	790	2,339
Cost of providing oilfield services	13,777	24,315	51,473	34,849
Depreciation, depletion and amortization	5,329	17,760	23,675	37,329
Accretion	70	77	203	219
Impairment	49,141	—	191,949	—
General and administrative	8,569	13,785	27,474	22,835
Total operating costs and expenses	81,059	61,499	307,405	111,484
Operating loss	(60,954)	(5,075)	(225,099)	(815)
Other income (expense):
Interest expense	(832)	(1,458)	(3,929)	(3,442)
Gain (loss) on derivative contracts, net	1,794	3,768	1,951	(760)
Gain on investment in acquired business	—	—	—	2,298
Other (expense) income	(1,536)	11	(1,479)	18
Net loss	(61,528)	(2,754)	(228,556)	(2,701)
Less: net income attributable to noncontrolling interest	—	242	—	242
Net loss attributable to New Source Energy Partners L.P.	(61,528)	(2,996)	(228,556)	(2,943)
distributions on Series A Preferred Units	1,327	—	2,315	—
accretion of discount on Series A Preferred Units	281	—	457	—
Net loss attributable to New Source Energy Partners L.P. common, subordinated and general partner units	$(63,136)	$(2,996)	$(231,328)	$(2,943)

Net loss per unit:
Net loss per general partner unit	$—	$(0.17)	$(3.03)	$(0.19)
Net loss per subordinated unit	$(3.38)	$(0.17)	$(12.74)	$(0.19)
Net loss per common unit	$(3.38)	$(0.17)	$(12.34)	$(0.20)

New Source Energy Partners L.P. Condensed Consolidated Balance Sheets (Unaudited)
	September 30, 2015	December 31, 2014
	(in thousands, except unit amounts)

ASSETS
Current assets:
Cash	$1,418	$5,504
Restricted cash	457	350
Accounts receivable, net	11,477	31,919
Accounts receivable-related parties, net	5,480	4,946
Derivative contracts	1,075	8,248
Inventory	3,557	4,236
Prepaid expenses	3,965	2,011
Other current assets	730	478
Total current assets	28,159	57,692

Oil and natural gas properties, at cost using full cost method of accounting:
Proved oil and natural gas properties	333,186	332,413
Less: Accumulated depreciation, depletion, amortization and impairment	(289,948)	(153,734)
Total oil and natural gas properties, net	43,238	178,679
Property and equipment, net	66,985	68,886
Intangible assets, net	—	56,377
Goodwill	—	9,315
Derivative contracts	161	1,818
Other assets	1,116	2,779
Total assets	$139,659	$375,546

New Source Energy Partners L.P. Condensed Consolidated Balance Sheets (Unaudited)
	September 30, 2015	December 31, 2014
	(in thousands, except unit amounts)
LIABILITIES, REDEEMABLE PREFERRED UNITS AND UNITHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$15,556	$15,326
Accounts payable-related parties	2,651	2,318
Factoring payable	3,653	13,152
Contingent consideration payable	12,913	11,572
Current portion of long-term debt	74,340	11,825
Other current liabilities	2,319	113
Total current liabilities	111,432	54,306
Long-term debt	413	95,218
Contingent consideration payable	—	10,801
Asset retirement obligations	3,765	3,568
Other liabilities	—	339
Total liabilities	115,610	164,232
Commitments and contingencies

Series A Preferred Units (1,930,000 units issued and outstanding at September 30, 2015)	44,982	—

Unitholders' (deficit) equity:
Common units (16,522,775 units issued and outstanding at September 30, 2015 and 16,160,381 units issued and outstanding at December 31, 2014)	20,188	231,510
Common units held in escrow	(2,131)	(6,955)
Subordinated units (2,205,000 units issued and outstanding at September 30, 2015 and December 31, 2014)	(56,410)	(28,717)
General partner's units (none issued and outstanding at September 30, 2015 and 155,102 units issued and outstanding at December 31, 2014)	—	(1,944)
Total New Source Energy Partners L.P. unitholders' (deficit) equity	(38,353)	193,894
Noncontrolling interest	17,420	17,420
Total unitholders' (deficit) equity	(20,933)	211,314
Total liabilities, redeemable preferred units and unitholders' (deficit) equity	$139,659	$375,546